                                                                    EXHIBIT 99.1
                                                                   PRESS RELEASE
[UNITED AUTO LOGO]
                                                        United Auto Group, Inc.
                                                        13400 Outer Drive West
                                                        Suite B36
                                                        Detroit, MI  48239


Contact: Roger Penske                 Jim Davidson                                 Tony Pordon
         Chairman                     Executive VP - Finance                       Vice President - Investor Relations
         313-592-5002                 201-325-3303                                 313-592-5266
                                      jdavidson@unitedauto.com                     Tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

                UNITEDAUTO REPORTS A 139% INCREASE IN NET INCOME
                    AND A 90% INCREASE IN EARNINGS PER SHARE

          ------------------------------------------------------------

                     REVENUES INCREASED 19% TO $1.6 BILLION

                    SAME STORE RETAIL REVENUES INCREASED 6.4%

            TWELFTH CONSECUTIVE QUARTER OF SAME STORE REVENUE GROWTH

          ------------------------------------------------------------


         DETROIT, MI, May 1, 2002 - United Auto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, today announced record results for first quarter 2002. First quarter revenues increased 19% to $1.6 billion and net income increased 139% to $15.7 million. Earnings per share were $0.40, an increase of 90% over the $0.21 reported in first quarter 2001. Earnings per share reflect a 23% increase in weighted average shares outstanding. Excluding the effect of goodwill amortization, net income and earnings per share in first quarter 2001 would have been $9.2 million and $0.29, respectively. On a comparable accounting basis, net income and earnings per share increased 71% and 38%, respectively, over the prior year.

         During the quarter, the Company received $125 million from the sale of
3.0 million shares of common stock to the public and the exercise of warrants to purchase common stock by Penske Capital Partners. The Company also issued $300.0 million of Senior Subordinated Notes due 2012, which bear interest at 9.625%. Proceeds from the stock and debt offerings were used to repay borrowings under the Company's credit agreement.

         Roger Penske, Chairman, said, "The first quarter of 2002 marked several significant achievements for our Company. Our brand mix was strengthened with our March acquisition of the Sytner Group, a prestige United Kingdom automotive retailer. The combined equity and debt transactions, which raised $425.0 million, significantly strengthen our balance sheet and will allow us to aggressively pursue our business strategy. Our record earnings and twelfth consecutive quarter of same store revenue growth validate this business model. Based upon our performance, we are raising our full year guidance to $1.80 - $1.86 per share, the balance of which is expected to be earned as follows: Q2:
$0.51 - $0.53; Q3: $0.52 - $0.54 and Q4: $0.37 - $0.39."

         Sam DiFeo Jr., President, added, "Although the U.S. market is experiencing a modest decline in new and used unit sales, our business remains strong due to our brand mix and geographical diversity. Our 6.4% increase in same store retail sales was accompanied by a 9.8% increase in same store retail gross profit."

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 123 franchises in the United States and 66 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of aftermarket automotive products and services.

         UnitedAuto will host a conference call discussing financial results relating to first quarter 2002 on Wednesday, May 1, 2002 at 3P.M. Eastern time. Advance registration is not required. Participants must call (877) 709-5341 (INTERNATIONAL, PLEASE CALL (773) 756-4618). Calls need to be made shortly before the call is to commence. Please provide the leader's name - ROGER PENSKE
- as well as the code UAG1Q. The conference call cannot be accessed without this information. The call will also be simultaneously broadcast live over the Internet through the UnitedAuto website at www.unitedauto.com.

         Statements in this press release may involve forward-looking statements, including forward-looking statements regarding UnitedAuto's future reportable sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto's business, markets, conditions and other uncertainties, which could affect UnitedAuto's future performance, which are contained in UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.



Media Contact:
Phillip M. Hartz
Senior VP - Corporate Communications
313-592-5365

                             UNITED AUTO GROUP, INC.
                  Consolidated Statements of Income (Unaudited)
                  (Amounts In Thousands, Except Per Share Data)

                                                             First Quarter
                                                    ---------------------------------
                                                          2002           2001
                                                       -----------    -----------
Revenues
  New Vehicles                                         $   977,771    $   805,853
  Used Vehicles                                            312,039        265,980
  Finance and Insurance                                     39,068         33,017
  Service and Parts                                        169,419        140,622
  Fleet                                                     34,325         37,526
  Wholesale                                                100,486         88,617
                                                       -----------    -----------
     Total Revenues                                      1,633,108      1,371,615
Cost of Sales                                            1,396,101      1,179,825
                                                       -----------    -----------
     Gross Profit                                          237,007        191,790
Selling, General & Administrative Expenses                 193,820        157,894
                                                       -----------    -----------
     Operating Income                                       43,187         33,896
Floor Plan Interest Expense                                  8,614         12,578
Other Interest Expense                                       7,872          9,668
                                                       -----------    -----------
     Income Before Minority Interests and Income Tax
         Provision                                          26,701         11,650
Minority Interests                                            (416)           (14)
Income Tax Provision                                       (10,574)        (5,066)
                                                       -----------    -----------
     Net Income                                        $    15,711    $     6,570
                                                       -----------    -----------
Diluted Earnings Per Share                             $      0.40    $      0.21
                                                       ===========    ===========
Diluted Weighted Average Shares Outstanding                 39,196         31,843
                                                       -----------    -----------
EBITDA (a)                                             $    39,126    $    28,995
                                                       -----------    -----------


SAME STORE RETAIL REVENUE
-------------------------

New Vehicles                                           $   799,110    $   744,466
Used Vehicles                                              248,564        242,941
Finance and Insurance                                       30,825         27,436
Service and Parts                                          140,785        130,711
                                                       -----------    -----------
      Total                                            $ 1,219,284    $ 1,145,554
                                                       ===========    ===========

(a) EBITDA is defined as income before minority interests, income tax provision, other interest expense, depreciation and amortization. Depreciation was $4.6 million and $3.0 million in 2002 and 2001, respectively. Amortization was $4.6 million in 2001.

                             UNITED AUTO GROUP, INC.
                      Consolidated Condensed Balance Sheets
                             (Amounts In Thousands)


                                                    3/31/02      12/31/01
                                                    -------      --------
ASSETS                                            (unaudited)
Cash and Cash Equivalents                         $    2,620   $    5,416
Accounts Receivable, Net                             289,795      258,266
Inventories                                          832,526      641,400
Other Current Assets                                  27,956       16,434
                                                  ----------   ----------
     Total Current Assets                          1,152,897      921,516
Property and Equipment, Net                          215,986      185,452
Intangible Assets, Net                               905,545      784,149
Other Assets                                          59,509       55,459
                                                  ----------   ----------
     Total Assets                                 $2,333,937   $1,946,576
                                                  ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Floor Plan Notes Payable                          $  758,172   $  620,014
Accounts Payable and Accrued Expenses                237,148      162,062
Current Portion Long - Term Debt                      12,528        4,202
                                                  ----------   ----------
     Total Current Liabilities                     1,007,848      786,278
Long - Term Debt (a)                                 572,693      551,840
Other Liabilities                                     94,208       92,775
                                                  ----------   ----------
     Total Liabilities                             1,674,749    1,430,893
Stockholders' Equity                                 659,188      515,683
                                                  ----------   ----------
     Total Liabilities and Stockholders' Equity   $2,333,937   $1,946,576
                                                  ==========   ==========

(a) Undrawn capacity under the Company's credit facility was $452.5 million as of March 31, 2002.

                             UNITED AUTO GROUP, INC.
                                  Selected Data


                                                                    First Quarter
                                                         -----------------------------------
                                                                2002               2001
                                                                ----               ----
Units
     New Retail Units                                           36,007            31,035
     Used Retail Units                                          18,169            16,486
                                                                ------            ------
          Total Retail Units                                    54,176            47,521
                                                                ======            ======

Retail Revenue Mix
     New Vehicles                                                59.9%             58.8%
     Used Vehicles                                               19.1%             19.4%
     Finance and Insurance                                        2.4%              2.4%
     Service and Parts                                           10.4%             10.3%
     Fleet                                                        2.1%              2.7%
     Wholesale                                                    6.1%              6.4%

Retail Gross Margin - by Product
     New Vehicles                                                 8.6%              8.4%
     Used Vehicles                                               11.1%             10.5%
     Finance and Insurance                                      100.0%            100.0%
     Service and Parts                                           46.0%             44.8%

Gross Profit per Transaction
     New Vehicles                                               $2,340            $2,176
     Used Vehicles                                               1,914             1,699
     Finance and Insurance                                         721               695

Same Store Retail Revenue Growth
     New Vehicles                                                 7.3%              2.7%
     Used Vehicles                                                2.3%              2.7%
     Finance and Insurance                                       12.4%             12.4%
     Service and Parts                                            7.7%              6.2%

Debt to Total Capital Ratio                                        47%               53%

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